[LOGO OF CENTOCOR TO APPEAR HERE]                                  PRESS RELEASE

________________________________________________________________________________

FOR IMMEDIATE RELEASE                       INVESTOR CONTACTS:  MADELINE HOPKINS
                                                                  (610) 651-6122
                                                                    PAUL WULFING
                                                                  (610) 889-4422
                                                   MEDIA CONTACT:  BRUCE CARROLL
                                                                  (610) 651-6214


                  FDA ADVISORY COMMITTEE RECOMMENDS APPROVAL
                         FOR CENTOCOR'S MYOSCINT/(R)/


MALVERN, PA, January 26, 1996 -- Centocor, Inc. (Nasdaq: CNTO) announced today that the Food and Drug Administration, Cardiovascular and Renal Drugs Advisory Committee has reviewed the safety and efficacy of Myoscint/(R)/, and has recommended approval for imaging in the setting of chest pain, suspected to be caused by myocardial infarction.

"We are extremely pleased with this recommendation from the Committee. It is further confirmation of Centocor's regulatory capability," said David P. Holveck, president and chief executive officer of Centocor, Inc. "With this recommendation of Myoscint, Centocor continues to build on its success in researching and developing new and innovative biotechnology products. Myoscint, if approved for marketing in the U.S., compliments our profitable Diagnostics Division."

Myoscint is a monoclonal antibody which reacts to heavy chain myosin following myocardial cell death.

Myoscint has received marketing approval in several European countries, where Mallinckrodt Medical, Inc. holds marketing rights to Myoscint. Currently, Myoscint sales in Europe are not significant. A product license application is also under review in Japan.

Centocor is a biotechnology company that develops therapeutic and diagnostic human health care products for cardiovascular, autoimmune and infectious diseases, and cancer. The company concentrates on research and development, manufacturing and market development, with a primary technological focus on monoclonal antibodies, with additional programs in gene vaccines and peptides.